Exhibit 10.28

18 November 2009

WELLS FARGO & COMPANY

and

COSTAR UK LIMITED

SUB-UNDERLEASE of Office premises at Fifth Floor, 40 Portman Square, London W1

CMS Cameron McKenna LLP
Mitre House
160 Aldersgate Street
London EC1A 4DD

T +44(0)20 7367 3000
F +44(0)20 7367 2000

CLJ/NMH/044105.00509

CONTENTS

LAND REGISTRY PRESCRIBED CLAUSES

PARTICULARS

Clause	Headings	Page

1.	DEFINITIONS	1

2.	INTERPRETATION	6

3.	DEMISE AND RENTS	7

4.	TENANT’S OBLIGATIONS	8

4.1	Rent	8
4.2	VAT	8
4.3	Outgoings	9
4.4	Compliance with Enactments	9
4.5	Official communications	9
4.6	Repair	9
4.7	Decoration and general condition	9
4.8	Refuse	10
4.9	Entry by the Landlord	10
4.10	Remedying breaches	10
4.11	Preserving rights	10
4.12	Alterations and reinstatement	11
4.13	Use	12
4.14	Signs, blinds, aerials etc	12
4.15	Dealings with the lease	12
4.16	Notifying Landlord of dealings with the lease	14
4.17	Payment of cost of notices, consents etc	14
4.18	Installing machinery in the Premises	14
4.19	Obstruction/overloading	15
4.20	Goods delivery	15
4.21	Complying with Planning Law	15
4.22	Indemnifying the Landlord	16
4.23	Notifying defects in the Premises	16
4.24	Dangerous and contaminative materials	16
4.25	Returning the Premises to the Landlord	16
4.26	Regulations and Covenants	16
4.27	Land Registry	17
4.28	Superior Lease	17
5.	LANDLORD’S OBLIGATIONS	17

5.1	Quiet enjoyment	17
5.2	Superior Lease	17
5.3	Shared Areas	18
6.	OTHER AGREEMENTS AND DECLARATIONS	18

6.1	Forfeiture and re-entry	18
6.2	No implied rights	19
6.3	Common Parts and Service Media	19
6.4	Service of notices	19
6.5	Arbitration fees	20
6.6	No warranty as to use	20
6.7	Compensation	20
6.8	No warranty as to security	20
6.9	Overriding lease	20
6.10	Application of Landlord and Tenant (Covenants) Act 1995	20
6.11	Exclusion of Third Party Rights	20
6.12	Jurisdiction	20
6.13	Exclusion of sections 24 - 28 of the 1954 Act	21
6.14	Tenant’s break clause	21
7.	INSURANCE	22

8.	GUARANTOR’S OBLIGATIONS	22

8.1	Guarantee	22
8.2	Preservation of the Guarantee	22
8.3	No right to participate in security	23
8.4	Disclaimer	23
8.5	Forfeiture or the Tenant ceasing to exist	23
8.6	Transfer of the reversion	24
APPENDIX 141

(BUILDING PLAN)41

APPENDIX 242

(PART I OF SCHEDULE 5 TO SUPERIOR LEASE)42

APPENDIX 344

(PART II OF SCHEDULE 5 TO SUPERIOR LEASE)44

APPENDIX 446

(SPECIFICATION)46

LAND REGISTRY PRESCRIBED CLAUSES

LR1. Date of lease	2009
LR2. Title number(s)	LR2.1 Landlord’s title number(s) NGL903755
LR2.2 Other title numbers None
LR3. Parties to this lease	Landlord WELLS FARGO & COMPANY, a corporation duly incorporated and registered in Delaware, USA and whose address for service in the UK is at 1 Plantation Place 30 Fenchurch Street London EC3M 3BD
Tenant COSTAR UK LIMITED whose registered office is at York House, 12 York Street, Manchester M2 3BB (Co. Regn. No: 01789170)
LR4.Property
In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail
As defined as the Premises in Part 1 of the Particulars to this lease

LR5. Prescribed statements etc.	None
LR6. Term for which the Property is leased	The term as specified in Part 1 of the Particulars to this lease and defined as “Term”
LR7. Premium	None
LR8. Prohibitions or restrictions on disposing of this lease	This lease contains a provision that prohibits or restricts dispositions
LR9. Rights of acquisition etc.	LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land None
LR9.2 Tenant’s covenant to (or offer to) surrender this lease None
LR9.3 Landlord’s contractual rights to acquire this lease None
LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property	None
LR11. Easements
LR11.1 Easements granted by this lease for the benefit of the Property
The easements as specified in Schedule 2 to this lease
LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property
The easements as specified in Schedule 3 to this lease

LR12. Estate rent charge burdening the property	None
LR13. Application for standard form of restriction	None
LR14. Declaration of trust where there is more than one person comprising the Tenant	Not applicable

PARTICULARS

PART 1
“Premises”	Part Fifth Floor, 40 Portman Square, London W1, being the premises described in schedule 1
“Term Commencement Date”	25 August 2009
“Term”	From and including the Term Commencement Date up to and including 20 October 2018
“Yearly Rent”	Six hundred and fifty eight thousand three hundred and twenty pounds (£658,320) per annum (subject to review)
“Rent Commencement Date”	25 April 2010
“Review Dates”	21 October 2013 and any date stipulated pursuant to paragraph 5 of schedule 4
“Permitted Use”
Use as high quality offices for any purpose within Class B1(a) (but not for any other purpose within that Use Class) of the schedule to the Town and Country Planning (Use Classes) Order 1987 and ancillary uses.

PART 2
Term Expiry Date	20 October 2018
Landlord’s option to break	None
Tenant’s option to break	Yes
Landlord and Tenant Act 1954	Excluded
Interest on late payments	4% above base rate
Interest on shortfall of rent review	Base rate

THIS SUB-UNDERLEASE is made on the date and between the parties specified in the Land Registry Prescribed Clauses

WITNESSES as follows:

1.	DEFINITIONS

The following expressions and those defined in Part 1 of the Particulars have the respective specified meanings:

“1954 Act” means the Landlord and Tenant Act 1954;

“Account Date” means 29 September or such other date in every year of the term granted by the Superior Lease as the Superior Landlord may nominate to the Landlord in writing from time to time;

“Act of Terrorism” means:

(a)
an act including, but not limited to the use of force or violence and/or threat thereof of any person or group(s) of persons whether acting alone or on behalf of or in connection with any organisation(s) or government(s) committed for political, religious, ideological or similar purposes including the intention to influence any government and/or put the public or any section of the public in fear; and

(b)
any other like act which at the relevant time is commonly regarded in the global insurance market as an act of terrorism and which is an exclusion of coverage in the policy or policies of insurance for the Building effected by the Landlord and/or the Superior Landlord;

“Building” means the land, including the Premises and the buildings and appurtenances from time to time on it, which is known as 39-42 Portman Square, London W1 as shown edged red on the Building Plan;

“Building Plan” means the plan so marked annexed to the Superior Lease, a copy of which is annexed in Appendix 1 and labelled "Building Plan";

“Common Parts” means any pedestrian ways, circulation areas, entrance halls, landings, staircases, passages, toilets and any other areas which are at any time during the Term provided for common use in the Building;

“Development” has the meaning given by Planning Law;

“Enactment” means every Act of Parliament, directive and regulation and all subordinate legislation which, at any relevant time during the Term, has legal effect in England and Wales;

“Garden Rate” means the additional rent payable by the Tenant pursuant to the provisions of Schedule 8 to the Superior Lease;

“Group Company” means any company which is either the holding company of the Tenant or a wholly-owned subsidiary of the Tenant or of the Tenant’s holding company, as those expressions are defined in section 736 Companies Act 1985;

“Guarantor” means any person who, for the time being, guarantees performance of the Tenant’s obligations;

“Head Lease” means the lease under which the Superior Landlord holds the Building dated 17 February 2009 made between (1) The Portman Estate Nominees (One) Limited and The Portman Estate Nominees (Two) Limited and (2) the Landlord and “Head Landlord” means the person for the time being entitled to the reversion immediately expectant on the term granted by the Head Lease and every other person having an interest in reversion to that term;

“Index” means the all items retail prices index (or any identical index under a different title) officially published from time to time by the Office for National Statistics or any other government department ministry or other body upon which the duties in connection with such index may have devolved PROVIDED THAT:

(a)
If and so often as the Index is related to a commencing date other than 13 January 1987 (the date at which for the purposes of the present Index the Index Figure was taken as 100) then any new Index Figure which is published in relation to another commencing date will for the purpose of this schedule be adjusted to the figure at which the Index would have stood if 13 January 1987 had been retained as the commencing date;

(b)
If the Index ceases to be published or if there is any material change in its method of compilation then a new arrangement for indexation (the “Revised Indexation”) will be substituted for the calculations in this schedule under which the parties to this Lease will agree a new basis by which the Service Charge Cap will reflect increases in the cost of living on a similar basis to that set out in this lease PROVIDED THAT if the Landlord and the Tenant are unable to agree a basis for the Revised Indexation then either of them may at any time request the President or other duly authorised officer from time to time of the Institute of Chartered Accountants in England and Wales to appoint an arbitrator to determine in accordance with the Arbitration Act 1996 an appropriate basis for the Revised Indexation which would achieve a basis as near as possible to that which applies under this lease;

“Index Figure” means the figure published at the relevant time in the Index;

“Initial Service Charge Cap” means the sum of One hundred and nine thousand seven hundred and twenty pounds (£109,720);

“Insurance Cost” means all the money which the Landlord properly pays to the Superior Landlord pursuant to the terms of the Superior Lease as a contribution towards the cost of:

(a)
effecting and maintaining insurance against the Insured Risks in relation to the Building for whatever amount the Superior Landlord reasonably considers represents the Building’s full reinstatement cost with such allowance as the Superior Landlord reasonably considers appropriate for related liabilities and expenses (including, without limitation, fees or charges on the submission of an application for planning permission, professional fees cost of debris removal, scaffolding, hoardings, demolition and site clearance costs and the costs of any works properly incurred in complying with any Enactment, and all VAT);

(b)	effecting and maintaining any insurance relating to the Superior Landlord’s property owner’s and employer’s liability in relation to the Building and anything done in it; and

(c)
reasonable and proper professional fees relating to insurance, including fees for insurance valuations carried out at reasonable intervals not more frequently than once in every three years from the last valuation;

“Insurance Rent” means, for any relevant period, all of:

(a)	a fair and proper proportion of the Insurance Cost attributable to the Landlord’s Premises from time to time as properly determined by the Superior Landlord;

(b)
the amount which the Superior Landlord properly spends on effecting and maintaining insurance against not less than five years’ loss of the rents first and secondly reserved by the Superior Lease, having regard to potential increases of rent pursuant to schedule 4 to the Superior Lease, and with any addition to the amount insured as the Superior Landlord may reasonably decide in respect of VAT;

(c)
(without prejudice to all other provisions of the Superior Lease or this lease relating to the use of the Premises and the vitiation of any policy of insurance) any amount which the Superior Landlord properly spends on all additional premiums and loadings on any policy of insurance required as a result of anything done or omitted by the Tenant; and

(d)
an amount equal to the total of all excess sums which the insurers are not liable to pay out on any insurance claim in respect of the Premises and which the Superior Landlord has paid in replacing the damaged or destroyed parts of the Premises;

“Insured Risks” means loss damage or destruction whether total or partial caused by fire, lightning, explosion, riot, civil commotion and malicious damage, aircraft and aerial devices, (other than hostile aircraft and devices) and articles accidentally dropped from them, storm, flood, bursting or overflowing of water tanks and pipes, impact, earthquake and accidental damage to underground water, oil and gas pipes, or electricity wires and cables, subsidence, ground slip and heave, breakdown and sudden and unforeseen damage to engineering plant and equipment and such other risks or perils (excluding property owner’s liability) as the Superior Landlord or Head Landlord may require but subject to the exclusion or limitation of any risk or peril (including without limitation an Act of Terrorism) where cover is not for the time being available in the London insurance market on reasonable terms and otherwise subject to such reasonable exclusions and limitations as are standard in the insurance market and are from time to time imposed by the insurers;

“Interim Sum” means the yearly sum reasonably assessed by or on behalf of the Superior Landlord as an estimate of the Service Rent;

“Landlord’s Premises” means the premises demised to the Landlord by the Superior Lease of which the Premises form a part;

“Lettable Unit” means any unit of accommodation in the Building which is intended by the Superior Landlord to be for separate occupation;

“Normal Business Hours” means 7 am to 7 pm on Mondays to Fridays inclusive, and 8 am to 12 pm on Saturdays, except in every case public holidays;

“Order” means the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003;

“Outside Normal Business Hours Charge” means, for any Service Period, all charges properly paid by the Landlord to the Superior Landlord in procuring the provision of any of the Services outside Normal Business Hours at the request of the Tenant in accordance with the Landlord’s obligation under the Superior Lease (but so that where the Tenant shall have requested such services in common with any of the Landlord's other tenants in the Building, the Landlord shall make a fair and reasonable apportionment between the Tenant and such other tenants of the overall amount paid by the Landlord to the Superior Landlord);

“Particulars” means the particulars set out at the beginning of this lease;

“Planning Law” means every Enactment and, to the extent they relate to the Building, every planning permission, statutory consent and agreement, made pursuant to any Enactment relating to the use, development and occupation of land and buildings;

“Plan” means the plan annexed to this lease in Appendix 1 and labelled "Premises Plan";

“Public Authority” means any Secretary of State and any government department public local regulatory fire or any other competent authority or institution having functions which extend to the Premises or their use and occupation and any court of law and the companies or authorities responsible for the supply of water gas and electricity or any of them and any of their duly authorised officers;

“Services” means the services and other matters specified in Part I of schedule 5 to the Superior Lease, a copy of which is set out in Appendix 2;

“Service Charge Cap” means whichever shall be the higher of:

(a)	the figure calculated according to the following formula:

[Missing Graphic Reference]

where:

A =	the Index Figure last published preceding the last day of the relevant year of the Term

B =	213.4 being the Index Figure in respect of the month of June 2009

C =	the Initial Service Charge Cap

and

(b)
the Initial Service Charge Cap (for the first year of the Term for which the Service Charge Cap is calculated) and (for each successive year of the Term) the Service Charge Cap for the preceding year of the Term;

“Service Cost” means, for any Service Period, all expenditure incurred by the Superior Landlord in providing the Services and in discharging the costs of the Services and in discharging the costs specified in Part II of schedule 5 to the Superior Lease, a copy of which is set out in Appendix 3;

“Service Media” means all the apparatus in the Building which supplies, controls and monitors services to or from the Building and all water supply pipes, any type of drain, gas and other fuel pipes, electricity and telephone cables and all other common conducting media and which (for the avoidance of doubt) includes the items specified in paragraphs 12 and 13 of schedule 1;

“Service Period” means:

(a)	the period commencing on the Term Commencement Date to (but excluding) the first Account Date;

(b)	the period between two consecutive Account Dates (including the first and excluding the second); and

(c)	the period commencing on the last Account Date in the Term and expiring at the end of the Term;

“Service Rent” means, for any Service Period a fair proportion of the Service Cost applicable to the Landlord’s Premises;

“Shared Areas” means those parts of the Landlord’s Premises shown edged blue on the Plan;

“Specification” means the specification annexed to the Superior Lease entitled the 40 Portman Square Base Build Specification, a copy of which is annexed in Appendix 4;

“Stipulated Rate” means a yearly rate of interest, calculated on a daily basis, four per cent above the base rate of the Bank of Scotland or of such other U.K. bank as the Landlord may reasonably nominate in writing from time to time;

“Superior Lease” means the underlease under which the Landlord holds the Landlord’s Premises dated 20 March 2009 made between (1) Standard Life Investment Funds Limited (2) European Credit Management Limited and (3) Wells Fargo & Company and “Superior Landlord” means the person for the time being entitled to the reversion immediately expectant of the term granted by the Superior Lease;

“Tenant’s Proportion” means 75.47%;

“Uninsured Damage” means in relation to the Building or, as the context may require the Premises or the essential means of access to them, damage or destruction by an uninsured Act of Terrorism or any other risk which is uninsurable in the UK market or (in the reasonable opinion of the Superior Landlord) such risk cannot be insured against by the Superior Landlord in the UK market at a reasonably commercial rate and in either case there is in fact no insurance against such risk pursuant to this lease;

“Utilities Charge” means to the extent the Tenant does not pay the provider directly the cost of providing electricity (and if requested by the Landlord water and/or gas) to be calculated by taking readings of the check meters for the Landlord’s Premises but otherwise determined in such manner as the Superior Landlord shall consider to be fair and reasonable in the circumstances; and

“VAT” means Value Added Tax as referred to in the Value Added Tax Act 1994 (or any tax of a similar nature which may be substituted for, or levied in addition to, it).

2.	INTERPRETATION

2.1	Where a party is more than one person, their obligations are joint and several.

2.2
A Tenant’s obligation not to do or omit anything also operates as an obligation not to permit or suffer it to be done or omitted by any person deriving title from the Tenant or by their respective servants or agents and to prevent or, as the case may be, to require it being done.

2.3	References to:

2.3.1
any clause or schedule are references to the relevant clause or schedule of this lease and any reference to a sub-clause or paragraph is a reference to that sub-clause or paragraph of the clause or schedule in which the reference appears;

2.3.2
any right of or obligation to permit the Landlord to enter the Premises shall also be construed, subject as provided in clause 4.9, as entitling the Landlord to remain on the Premises (but only for as long as reasonably necessary) with or without equipment and permitting such right to be exercised by all persons properly authorised by the Landlord;

2.3.3
any consent of the Landlord, or words to similar effect including references to approvals, mean a written consent signed by or on behalf of the Landlord and given before the act requiring consent and any such reference which states that the consent will not be unreasonably withheld also means that it will not be unreasonably delayed;

2.3.4	the Premises (except in the definition of Premises and in clause 4.15) extend, where the context permits, to any part of the Premises;

2.3.5
a specific Enactment includes every statutory modification, consolidation and re-enactment and extension of it for the time being in force, except in relation to the Town and Country Planning (Use Classes) Order 1987, which shall be interpreted exclusively by reference to the original provisions of Statutory Instrument 1987 No 764 whether or not it may have been revoked or modified;

2.3.6
the expiry of this lease means the date when the tenancy constituted by it terminates either at the end or sooner determination of the Term and references to the last year of this lease mean the year ending on the expiry of this lease;

2.3.7	rents or other sums being due from the Tenant to the Landlord mean that they are exclusive of any VAT; and

2.3.8	the Tenant’s obligations mean the Tenant’s obligations under this lease and under every agreement which is supplemental or collateral to it; and

2.3.9	The Royal Institution of Chartered Surveyors extend to its President for the time being.

2.4	Clause and paragraph headings shall not affect the construction of this lease.

2.5

2.5.1
When the Landlord’s consent is required under this lease, the relevant provision shall be construed as also requiring any necessary consent of the Superior Landlord and the Head Landlord, for which the Landlord shall apply at the Tenant’s cost, and nothing in this lease, or in any consent by the Landlord, shall imply that the Superior Landlord’s consent or the Head Landlord’s consent will not be unreasonably withheld or delayed;

2.5.2
reference to any right of (or obligation to permit) the Landlord to enter the Premises extends to the Superior Landlord and the Head Landlord and to all persons authorised by either of them and shall be construed in the manner required by clause 2.3.2; and

2.5.3	this lease takes effect subject to the rights which are reserved out of the Superior Lease and the Head Lease.

3.	DEMISE AND RENTS

The Landlord with full title guarantee DEMISES the Premises to the Tenant TOGETHER WITH the rights specified in schedule 2, EXCEPT and RESERVED to the Landlord, and other persons properly authorised by it at any time during the Term or otherwise entitled to exercise them, the rights specified in schedule 3 TO HOLD the Premises to the Tenant for the Term SUBJECT to all rights, obligations and other matters affecting them,

THE TENANT PAYING TO THE LANDLORD:

3.1
Yearly and proportionately for any part of a year, the Yearly Rent, by equal quarterly payments in advance on the usual quarter days in every year, the first payment or a proportionate part of it (being a proportion from the Rent Commencement Date to but excluding the next quarter day) to be made on the Rent Commencement Date;

3.2
Yearly and proportionately for any Service Period by equal quarterly payments in advance on the usual quarter days in every year, the first payment or a proportionate part of it (being a proportionate part of the initial Interim Sum from the Term Commencement Date to but excluding the next quarter day) the Tenant’s Proportion of the Service Rent (including the Interim Sum on account) PROVIDED THAT the Tenant’s Proportion of the Service Rent will not exceed the Initial Service Charge Cap during the first year of the Term and will not exceed the Service Charge Cap for the relevant year in each successive year of the Term;

3.3	On written demand the Tenant's Proportion of:

3.3.1
any excess Service Rent demanded by the Superior Landlord pursuant to clause 6.3.1 of the Superior Lease PROVIDED THAT the Tenant’s Proportion of the Service Rent will not exceed the Initial Service Charge Cap during the first year of the Term and will not exceed the Service Charge Cap for the relevant year in each successive year of the Term;

3.3.2	the elements of the Insurance Rent set out in paragraphs (a) and (b) of that definition;

3.3.3	the Garden Rate;

3.3.4	the Utilities Charge and/or any costs of providing electricity, water or gas to the Premises; and

3.3.5	the reasonable costs properly incurred by the Landlord in complying with its obligations under clause 5.3

3.4	On written demand the Outside Normal Business Hours Charge and the elements of the Insurance Rent set out in paragraphs (c) and (d) of that definition;

3.5
Interest, payable on demand, at the Stipulated Rate on any sum owed to the Landlord pursuant to the Tenant’s obligations, whether or not as rent, which is not received by the Landlord on the due date (or, in the case of money due only on demand, within fourteen days after the date of written demand), calculated for the period commencing on the due payment date and ending on the date the sum (and the interest) is received by the Landlord; and

3.6
All VAT for which the Landlord is or may become liable on the supply by the Landlord to the Tenant in connection with this lease or the interest created by it and of any other supplies, whether of goods or services, such rent to be paid at the same time as the other rents or sums to which it relates.

4.	TENANT’S OBLIGATIONS

The Tenant agrees with the Landlord:

4.1	Rent

To pay the rents reserved by this lease on the days and in the manner set out in clause 3 without deduction or set off (except as required by law) and (unless the Landlord agrees otherwise) to pay the Yearly Rent (together with any VAT on it) by banker’s standing order to such bank as the Landlord may nominate in writing from time to time.

4.2	VAT

To pay the Landlord an amount equal to any VAT incurred by it on any amount which the Tenant is required to reimburse or indemnify against pursuant to the Tenant’s obligations, except to the extent:

4.2.1	the Landlord obtains credit for such VAT pursuant to sections 24, 25 and 26 Value Added Tax Act 1994 or any regulations made under them; or

4.2.2	the VAT is taken into account in the Service Cost.

4.3	Outgoings

4.3.1
To pay all rates, taxes and other outgoings assessed on or reasonably attributable to the Premises or on their owner or occupier during the Term (or, if they are paid by the Landlord in relation to the Landlord’s Premises, to pay the Tenant’s Proportion of them on demand) excluding, without prejudice to the rent reserved in clause 3.6 and to clause 4.2, any tax payable by the Landlord as a direct result of any actual or implied dealing with the reversion of this lease or of the Landlord’s receipt of income.

4.3.2	To pay all charges made directly to the Tenant for water, gas and electricity (including meter rents) consumed in the Premises during the Term.

4.4	Compliance with Enactments

To comply with all Enactments and with the requirements of any Public Authority affecting the Premises, their use, occupation, employment of people in them and any work being carried out to them (whether the requirements are imposed upon the owner, lessee or occupier) and not to do or omit anything by which the Landlord or the Superior Landlord may incur any liability under any Enactment or requirement of a Public Authority.

4.5	Official communications

As soon as reasonably practicable, to supply the Landlord with a certified copy of any official communication received from, or proposal made by, any Public Authority and to comply fully with its provisions at the Tenant’s cost, except that (if reasonably requested by the Landlord and at its cost) the Tenant shall make such representations as the Landlord may require against any communication or proposal, so long as the representations do not conflict with the Tenant’s rights under this lease including its beneficial enjoyment of the Premises.

4.6	Repair

Well and substantially to repair the Premises and maintain and keep them in good and substantial repair and condition (damage by any of the Insured Risks or Uninsured Damage excepted, and where in the case of Insured Risks to the extent that the Superior Lease obliges the Superior Landlord to insure against them and to the extent that the insurance money is not rendered irrecoverable or insufficient because of a breach of the Tenant’s obligations) and to replace the Landlord’s fixtures and fittings in the Premises to the extent they are beyond economic repair.

4.7	Decoration and general condition

To keep the Premises clean and at least once in the year of the Term commencing on 21 October 2012 and also in the last year of this lease (but not twice in any 18 month period), to redecorate and treat the Premises with appropriate materials in a good and workmanlike manner (and during the last year of this lease in a colour scheme and with materials reasonably approved by the Landlord) but the Tenant shall not be obliged to redecorate or treat the Premises if the need to do so is caused by any of the Insured Risks, to the extent that the insurance money is not rendered irrecoverable or insufficient because of a breach of the Tenant’s obligations, or by Uninsured Damage.

4.8	Refuse

Not to deposit any refuse on any part of, or outside, the Premises and to ensure the removal of refuse from the Premises at least once a week but, if the Landlord notifies the Tenant that the Landlord itself or the Superior Landlord will arrange for the removal of refuse for a specific period, the Tenant shall pay on demand the proper and reasonable cost (or a fair proportion thereof) incurred by the Landlord or the Superior Landlord in doing so.

4.9	Entry by the Landlord

To permit the Landlord, at reasonable times on not less than 24 hours prior written notice (except in an emergency), to enter the Premises in order to:

4.9.1	investigate whether the Tenant has complied with its obligations;

4.9.2	take any measurement or valuation of the Premises;

4.9.3	inspect and carry out work to the Building which, otherwise, could not be inspected or carried out ;

4.9.4	allow the Landlord to show the Premises to prospective purchasers and their agents and during the last six months of the Term, to prospective tenants and their agents; and

4.9.5	to exercise the rights described in schedule 3 or reserved under the Superior Lease or the Head Lease,

provided the Landlord causes as little interference as reasonably possible to the Tenant’s use of the Premises for its business (except where it is necessary to do so in order to comply with any obligation to the Tenant) and, if the Landlord exercises any of the rights by carrying out work on the Premises, it shall make good any damage caused to them and to any of the Tenant’s chattels straight away.

4.10	Remedying breaches

4.10.1	To comply with any notice requiring remedy of any breach of the Tenant’s obligations contained in this lease.

4.10.2	If the Tenant does not comply with any such notice within a reasonable time, to permit the Landlord to enter the Premises to remedy a breach of the Tenant’s obligations in clauses 4.6 and 4.7.

4.10.3	To pay the Landlord, on demand, all the costs and expenses properly and reasonably incurred by the Landlord in exercising its rights under this clause.

4.11	Preserving rights

4.11.1
Not to give to any third party any acknowledgement that the Tenant enjoys the access of light or air to any of the windows or openings in the Premises by the consent of such third party or to pay any sum of money to or enter into any agreement with such third party for the purpose of inducing or binding him to abstain from obstructing the access of light or air to any such windows or openings.

4.11.2
In the event of the Tenant becoming aware of any such third party doing or threatening to do anything which obstructs or would obstruct such access of light or air to notify this forthwith in writing to the Landlord.

4.11.3
To take all reasonable steps to prevent and not to suffer any encroachment upon the Premises or the acquisition of any right to light or air passage drainage or other easement over upon or through the Premises and forthwith to give notice in writing to the Landlord of any threatened encroachment or attempt to acquire any such easement.

4.11.4
In the event of failure by the Tenant to comply with the requirements in clauses 4.11.1, 4.11.2 and 4.11.3 then to permit the Landlord and those authorised by it to enter upon the Premises for the purpose of taking such of the necessary steps as are mentioned above and to permit the Landlord to bring all such actions as it may think fit in respect of the obstruction of the access of light or air to any of the windows or openings in the Premises or in respect of any such encroachment or easement.

4.12	Alterations and reinstatement

4.12.1	Not to carry out:-

(A)	any Development;

(B)	any works to or affecting any load bearing structure of the Building;

(C)	any work affecting the external appearance of the Premises or the Building;

(D)	the erection of any structure on the Premises.

4.12.2
Subject to the other provisions of this clause, not to make any other alteration or addition to the Premises without the Landlord’s consent which will not be unreasonably withheld or delayed but the installation and removal of demountable partitioning which does not involve cutting into the load bearing parts of the Building and which will not adversely affect any air conditioning or sprinkler system, shall not require the Landlord’s consent provided that if any such alterations are made the Tenant shall provide the Landlord with a set of “as built” drawings relating to such works no later than four weeks after the completion of such works.

4.12.3
On making alterations or additions to the Premises for which the Superior Landlord has insurance obligations, to provide the Landlord without unreasonable delay with a written, independent, current insurance (VAT exclusive) valuation of the work, for replacement purposes.

4.12.4	At the expiry of the Term to remove all chattels, furniture and belongings of the Tenant and any person sharing occupation with the Tenant or deriving title from the Tenant.

4.12.5
At the expiry of the Term to carry out all such works as are appropriate, including where appropriate the removal of alterations and additions made to the Premises at any time by the Tenant or by any person deriving title from it, so as to quietly yield up the Premises reinstated and restored in accordance with the Specification and in the condition decorative order and layout otherwise required by this lease and any licences or consents issued under it and to make good any damage so caused in a proper and workmanlike manner to the Landlord’s reasonable satisfaction and to return all keys to the Landlord provided that the Tenant may request the Landlord no earlier than six months prior to the expiry of the Term to notify the Tenant of any such items that the Landlord does not require reinstating in accordance with this clause but any such decision as to what items are not to be reinstated and restored in accordance with the Specification shall be at the discretion of the Landlord.

4.12.6
The Tenant irrevocably authorises the Landlord to remove and dispose of any chattels which may be left in the Premises after the Tenant has quit them (without being obliged to obtain any consideration for the disposal) and the Tenant irrevocably declares that any such chattels will stand abandoned by it.

4.13	Use

Not to use the Premises:

4.13.1	for any purpose prohibited by Clause 4.14.1 and 4.14.2 of the Head Lease;

4.13.2	for any purpose which causes a nuisance, damage or obstruction to any person or property;

4.13.3
for any public auction or public meeting or for any noxious, noisy or immoral use or one which would cause diplomatic or State immunity from the Tenant’s obligations or for the business of a government agency which the public visit without appointment or (except as incidental to the Permitted Use) for the transmission of telecommunications signals; or

4.13.4	(without prejudice to the preceding paragraphs of this clause) except for the Permitted Use.

4.14	Signs, blinds, aerials etc

4.14.1	Not to erect anything on the outside of the Building except as permitted pursuant to the rights granted in Schedule 2.

4.14.2	Not to affix or to exhibit on the exterior of the Premises any placard sign notice fascia board or advertisements except as permitted pursuant to the rights granted in Schedule 2.

4.14.3	Not to install any blinds in the external windows of the Premises other than those of a type reasonably specified by the Landlord from time to time.

4.15	Dealings with the lease

4.15.1	In clause 4.15, any reference to a transfer includes an assignment.

4.15.2	Not to transfer, mortgage, charge, hold on trust for another, underlet or otherwise part with possession of part only of the Premises or agree to do so.

4.15.3
Not to transfer, hold on trust for another, underlet or otherwise part with possession of the whole of the Premises or agree to do so, except that the Tenant may transfer the whole of the Premises if, before the transfer is completed, the Tenant complies with the conditions described in clause 4.15.4.

(Transfer)

4.15.4
Not to transfer the whole of the Premises without complying with the following conditions (which are specified for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 and which operate without prejudice to the Landlord’s right to withhold consent on any reasonable ground):

(A)
that the Tenant enters into an authorised guarantee agreement, as defined in section 16 of the Landlord and Tenant (Covenants) Act 1995, with the Landlord in a form which the Landlord reasonably requires; and

(B)	that any Guarantor guarantees to the Landlord that the Tenant will comply with the authorised guarantee agreement in a form which the Landlord reasonably requires; and

(C)	that, subject as provided in paragraph (D) and if the Landlord so reasonably requires, the proposed transferee procures one, but not both, of the following:

(1)	covenants with the Landlord by an additional guarantor or guarantors reasonably approved by the Landlord in the terms contained in clause 8; or

(2)	a deposit with the Landlord of an amount in cleared funds equal to half of the then current Yearly Rent and an amount equal to VAT on that amount, on terms which the Landlord reasonably requires; and

(D)	if the proposed transfer is to a Group Company; and

(1)	if the Tenant’s obligations, or any of them, are guaranteed by another Group Company, that such Group Company covenants with the Landlord in the terms contained in clause 8; or

(2)
if the Tenant’s obligations are not guaranteed by another Group Company and if the transferee is not, in the Landlord’s reasonable opinion, of equal financial standing to the Tenant, that the proposed transferee procures covenants by a Group Company other than the Tenant and the transferee and which is, in the Landlord’s reasonable opinion, of equal financial standing to the Tenant, in a form which the Landlord reasonably requires; and

(3)
whether or not paragraph (D)(1) or (2) applies, if any of the Tenant’s obligations, are secured by a deposit, the proposed transferee procures a deposit with the Landlord of the amount and on terms described in paragraph (C)(2); and

(E)	that the Landlord’s consent, which will not be unreasonably withheld, is obtained to, and before, the transfer.

(Sharing occupation)

4.15.5
Not to share the occupation of the Premises or any part of them except that the Tenant may share occupation with a company which is, but only for so long as it remains, a Group Company provided the Tenant does not grant the company sharing occupation exclusive possession nor create any relationship of landlord and tenant, nor otherwise transfer or create a legal estate, and the Tenant shall upon request notify the Landlord of the identity of each such Group Company.

4.16	Notifying Landlord of dealings with the lease

4.16.1
Within 15 working days after any disposition or devolution of this lease, or of any estate or interest in or derived out of it, to give the Landlord notice of the relevant transaction with two certified copies of the relevant document (and of the notice and declaration relevant to the exclusion of the 1954 Act from any underlease), and to pay the Landlord a fee of one hundred pounds for registering each notice.

4.16.2	To register with the Landlord the name, home address and telephone number of at least two key holders of the Premises.

4.16.3	To notify the Landlord of particulars of the determination of every rent review under any underlease of the Premises within fourteen days after the date of determination.

4.17	Payment of cost of notices, consents etc

To pay the Landlord on demand all reasonable and proper expenses (including bailiffs’ and consultants’ fees) incurred in connection with:

4.17.1	the preparation and service of a notice under section 146 Law of Property Act 1925, notwithstanding that forfeiture is avoided otherwise than by relief granted by the court;

4.17.2
every reasonable and proper step taken during or within a reasonable time after the expiry of this lease in connection with the enforcement of the Tenant’s obligations, including the service or proposed service of all notices and schedules of dilapidations and reasonable consultants’ fees incurred in monitoring any action taken to remedy any breach of the Tenant’s obligations; and

4.17.3
every application for consent under this lease, even if the application is withdrawn or properly refused but not where it is unreasonably withheld or delayed or offered subject to unreasonable conditions.

4.18	Installing machinery in the Premises

Not to install any plant or machinery in the Premises, other than usual office equipment, without the Landlord’s consent which will not be unreasonably withheld but no plant or machinery may be installed or operated in the Premises and nothing shall be done or omitted in them which may cause:

4.18.1	the efficiency of the heating, ventilation, air conditioning and cooling systems installed in the Building to be diminished or impaired in any material way; or

4.18.2	any interference or other intrusive effect on any other part of the Building or other adjoining property or persons outside the Premises.

4.19	Obstruction/overloading

Not to obstruct:

4.19.1	or damage any part of the Building or exercise any of the rights granted by this lease in a way which causes a nuisance or disturbance;

4.19.2	any means of escape;

4.19.3	or discharge any deleterious matter into:

(A)	any conduit serving the Premises and, to the extent they lie within the Premises, to keep them clear and functioning properly; or

(B)	any Service Media;

4.19.4	or obscure any openings of the Premises;

4.19.5	any notice erected on the Premises, including any erected by the Landlord in accordance with its powers under this lease,

nor to overload or cause undue strain to the Premises, the Service Media or any other part of the Building.

4.20	Goods delivery

To ensure that all loading and unloading activities are carried out only by using the service accesses and goods lifts reasonably designated by the Landlord for the Tenant’s use and notified in writing to the Tenant and the Landlord shall be obliged to make or procure such designations.

4.21	Complying with Planning Law

4.21.1	Not, without the Landlord’s consent (not to be reasonably withheld), to apply for planning permission relating to the Premises or any other part of the Building.

4.21.2	If the Landlord reasonably requires in connection with any relevant proposal by the Tenant, to apply for a determination under section 192 Town and Country Planning Act 1990.

4.21.3	If the Landlord gives consent under clause 4.21.1, not to implement the planning permission before the Landlord, acting reasonably, has acknowledged that its terms are acceptable.

4.21.4
Unless the Landlord directs otherwise, to complete before the end of the Term all works on the Premises required as a condition of any planning permission implemented by the Tenant or by any person claiming under or through it.

4.22	Indemnifying the Landlord

To indemnify the Landlord against all consequences of any breach of any of the Tenant’s obligations (including all costs properly and reasonably incurred by the Landlord in an attempt to mitigate any such breach).

4.23	Notifying defects in the Premises

To notify the Landlord, as soon as reasonably practicable after becoming aware of the same, of any defect in the Premises which becomes known to the Tenant and which might give rise to:

4.23.1	an obligation on the Landlord to do, or refrain from doing, anything at the Premises; or

4.23.2	any duty of care, or the need to discharge such duty, imposed by the Defective Premises Act 1972,

and to display such notices as the Landlord may reasonably require to be displayed at the Premises relating to their state of repair and condition.

4.24	Dangerous and contaminative materials

Not to keep or use at the Premises any dangerous or contaminative materials which might cause harm and, if there is any breach of that obligation, to remove all trace of the material from the affected land and to leave it in a clean and safe condition.

4.25	Returning the Premises to the Landlord

At the expiry of the lease:

4.25.1	to return all keys of the Premises to the Landlord;

4.25.2
to remove all chattels and (to the extent the Landlord may require) tenant’s fixtures and to vacate the Premises, reinstated and restored and made good in accordance with clause 4.12 and in the state of repair and condition required pursuant to the Tenant’s obligations in this lease;

4.25.3
to make due application to the Land Registry for the cancellation of any notice of, or relating to, this lease or any document supplemental or collateral to it and, on request, to supply the Landlord with a copy of the application; and

4.25.4	subject to clause 4.25.3, to return the documents referred to in that clause to the Landlord.

4.26	Regulations and Covenants

To comply with:

4.26.1
all reasonable regulations made by the Landlord or the Superior Landlord and notified to the Tenant in writing for the good management of the Building so long as the regulations do not conflict with any express right of the Tenant under this lease;

4.26.2
all obligations affecting the Premises and not to interfere with any rights which benefit them including in each case, but not limited to, those contained or referred to in the documents referred to in schedule 6;

4.26.3	To use all reasonable endeavours to ensure that the Tenant’s visitors to the Premises observe any applicable security regulations

4.27	Land Registry

To the extent the grant (or any transfer) of this lease and of any right appurtenant to it requires to be completed by registration pursuant to the Land Registration Act 2002 in order to operate at law, to comply with the relevant registration requirements and, as soon as reasonably practicable, to provide the Landlord’s solicitors with a copy of an official copy of the relevant register evidencing compliance with them.

4.28	Superior Lease

4.28.1	To comply with the lessee’s obligations contained in the Superior Lease so far as they relate to the Premises, except the obligations to pay rent.

4.28.2	Not to knowingly do or omit any act or thing which would or might cause the Landlord to be in breach of the Superior Lease.

5.	LANDLORD’S OBLIGATIONS

The Landlord agrees with the Tenant:

5.1	Quiet enjoyment

That the Tenant may peaceably hold and enjoy the Premises without any interruption by the Landlord or any person rightfully claiming from or in trust for it.

5.2	Superior Lease

5.2.1	To comply with the lessee’s obligations in the Superior Lease to the extent the Tenant is not liable to do so pursuant to clause 4.28.

5.2.2	On the request of the Tenant and at its expense, to take all reasonable steps to enforce the Superior Landlord’s obligations in the Superior Lease.

5.2.3
Wherever the Tenant makes application for any consent under this lease and the Landlord is prepared in principle to give its consent, to take all reasonable steps, at the Tenant’s expense, to obtain any necessary consent from the Superior Landlord.

5.3	Shared Areas

To keep the Shared Areas cleaned and maintained to a reasonable standard and adequately lit when appropriate unless (but only so long as) prevented from so doing by any cause beyond the reasonable control of the Landlord.

5.4	Defects

To pay to the Tenant the fair and reasonable proportion properly attributable to the Premises of any sums recovered by the Landlord from the Superior Landlord pursuant to the provisions of schedule 9 to the Superior Lease, after deduction of the costs of recovery.

6.	OTHER AGREEMENTS AND DECLARATIONS

6.1	Forfeiture and re-entry

If:

6.1.1	any rent is unpaid for twenty-one days after becoming payable (whether the rent has been demanded or not); or

6.1.2	there is any other material breach of the Tenant’s obligations; or

6.1.3	any guarantee of the Tenant’s obligations is or becomes wholly or partly unenforceable for any reason; or

6.1.4	if the Tenant or any Guarantor (or if more than one person any one of them):

(A)
is the subject of a winding up order, bankruptcy order or a petition is presented, filed or lodged at court for winding up or liquidation whether voluntarily (except for reconstruction or amalgamation of a solvent company on terms agreed by the Landlord) (acting reasonably) or compulsorily;

(B)	is the subject of a winding up resolution, except for a voluntary reconstruction as stated in paragraph (1);

(C)
is subject to the appointment of any receiver, manager or administrative receiver or a provisional liquidator, or an administrator is appointed, or a petition or application for an administration order is presented, in relation to the Tenant or the Guarantor;

(D)
enters into any form of compromise of debts, scheme of arrangement, rescheduling or restructuring with its creditors or any of them, including but not limited to any scheme of arrangement under the Companies Act 1985 or any voluntary arrangement under the Insolvency Act 1986;

(E)
obtains, or takes any steps to obtain, any moratorium or other form of protection against creditors or a general suspension of the payment of debts due and payable, including but not limited to any moratorium available under the Insolvency Act 1986;

(F)	dies or is dissolved or is otherwise struck off any register of companies in its place of incorporation or any other place where it is registered or located;

(G)	is the subject of any forfeiture, execution, distraint, repossession in relation to any of its assets; or

(H)	is the subject of any analogous procedure, regime, process or step in any jurisdiction outside England and Wales.

the Landlord may, notwithstanding the waiver of any previous right of re-entry, re-enter on any part of the Premises and on such re-entry this lease shall absolutely determine, but without prejudice to any Landlord’s right of action for any prior breach of the Tenant’s obligations.

6.2	No implied rights

6.2.1	Neither the Tenant nor the Premises is entitled to any right, including any quasi-easement, except those expressly granted by this lease.

6.2.2
The Tenant may not enforce, or prevent the release or modification of, any type of right or obligation attaching to the Landlord’s interest in the Premises or in any other land so as to prevent or restrict the development or use of any other land.

6.2.3	Clause 6.2.2 does not prejudice any right described in schedule 2.

6.2.4	Any provision of this lease which would, apart from this provision, be in conflict with this clause takes effect subject to it.

6.3	Common Parts and Service Media

6.3.1
The Common Parts and the Service Media remain under the exclusive control and management of the Superior Landlord who may, if it shall be in keeping with the principles of good estate management, alter, divert, substitute, stop up or remove any of them, leaving available for use by the Tenant reasonable and sufficient means of access to and egress from, and servicing for, the Premises provided always that the same does not materially adversely affect the Tenant’s use and enjoyment of the Premises.

6.3.2
The Landlord shall not be liable for any closure of any of the Common Parts or stoppage or severance affecting any of the Service Media due to any cause beyond the Landlord’s control provided that the Landlord  shall take all reasonable steps to procure that the Superior Landlord re-opens such Common Parts or restores such Service Media as soon as practicable.

6.4	Service of notices

6.4.1
In addition to any other method of service, any notice which is served under this lease shall be validly served if it is served in accordance with section 196 Law of Property Act 1925, as amended by the Recorded Delivery Service Act 1962.

6.4.2
If the Tenant or any Guarantor comprises more than one person, it shall be sufficient if notice is served on one of them, and a notice duly served on the Tenant does not need to be served on any Guarantor.

6.5	Arbitration fees

Any arbitrator’s fees may be paid by the Landlord or the Tenant, notwithstanding any direction or prior agreement as to liability for payment, and if either party chooses to do so, it shall be entitled to an appropriate repayment by the other party on demand.

6.6	No warranty as to use

The Landlord does not warrant that the Premises are authorised under Planning Law to be used, or are otherwise fit for, any specific purpose.

6.7	Compensation

Any statutory right of the Tenant to claim compensation from the Landlord on vacating the Premises is excluded to the extent lawful.

6.8	No warranty as to security

Nothing in this lease (and no exercise of any of the Landlord’s powers under it) constitutes a warranty by the Landlord that the Premises shall be kept secure or that any security service to the Common Parts shall be effective.

6.9	Overriding lease

If, during the Term, the Landlord grants a tenancy of the reversion immediately expectant on the determination of this lease, whether pursuant to section 19 Landlord and Tenant (Covenants) Act 1995 or otherwise, any obligation of the Tenant to obtain the consent of the Landlord under this lease to any dealing with it includes an obligation to obtain the consent of the lessor under such tenancy to that dealing.

6.10	Application of Landlord and Tenant (Covenants) Act 1995

This lease is a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995.

6.11	Exclusion of Third Party Rights

The parties confirm that no term of this lease is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to it.

6.12	Jurisdiction

This lease is governed by and construed in accordance with the law of England and the Guarantor submits to the exclusive jurisdiction of the English courts and agrees that any process may be served on it by leaving a copy of the relevant document at the address for service of the Guarantor and each party to this lease undertakes to notify the others in advance of any change from time to time of such address for service and to maintain an appropriate address at all times.

6.13	Exclusion of sections 24 - 28 of the 1954 Act

6.13.1	The Tenant confirms that before it became contractually bound to enter into the tenancy created by this lease:

(A)	the Landlord served a notice dated 21 August 2009 (the “Notice”) on the Tenant in accordance with section 38A(3)(a) of the 1954 Act;

(B)
the Tenant (or a person duly authorised by the Tenant) made a statutory declaration dated 21 August 2009 (the “Declaration”) confirming receipt of the Notice in accordance with schedule 2 to the Order.

6.13.2	The Tenant further confirms that where the Declaration was made by a person other than the Tenant that person was duly authorised by the Tenant to make the Declaration on the Tenant’s behalf.

6.13.3	The parties agree that sections 24 to 28 (inclusive) of the 1954 Act will not apply to the tenancy created by this lease.

6.14	Tenant’s break clause

6.14.1	In this clause the “Termination Date” is 18 October 2013.

6.14.2
The Tenant may terminate the Term on the Termination Date by giving the Landlord not less than six months’ written notice following which the Term and this lease will then terminate on the Termination Date but without prejudice to any claim by a party in respect of any antecedent breach of any obligation of any other party under this lease.

6.14.3
If any sums have been paid by the Tenant in relation to the period falling after the Termination Date they will be refunded by the Landlord to the Tenant within fourteen days of the Termination Date and each of the sums to be refunded will be apportioned at the Termination Date in accordance with the following formula:

[Missing Graphic Reference]

where:

A	is the full annual amount of the relevant sum;

B	is 365; and

C
is the number of days from but excluding the Termination Date to but excluding the first date after the Termination Date upon which an instalment of the relevant sum is due or (where such first date after the Termination Date is the day after the Termination Date) zero.

6.14.4
If the Tenant does not exercise its right to break the Term pursuant to clause 6.14.1 then the Yearly Rent shall not be payable by the Tenant for the period from and including 21 October 2013 up to and including 20 June 2014 so that:

(A)	clause 6.14.3 shall apply to any Yearly Rent which has been paid by the Tenant in relation to the period falling after 20 October 2013; and

(B)	on 21 June 2014 the Tenant shall pay the Yearly Rent apportioned for the period from and including 21 June 2014 up to and including 28 September 2014.

7.	INSURANCE

The provisions of schedule 6 shall apply.

8.	GUARANTOR’S OBLIGATIONS

If any guarantee is required pursuant to clause 4.15.4, the Guarantor as a principal obligor will agree with the Landlord that:

8.1	Guarantee

Until the expiry of this lease or until any earlier date when the Guarantor is released by virtue of the Landlord and Tenant (Covenants) Act 1995 from its obligations under this sub-clause:

8.1.1	the Tenant’s obligations will be performed;

8.1.2	the Tenant will comply with any authorised guarantee agreement which it enters into on a transfer of this lease; and

8.1.3
to the extent the Tenant’s obligations or any such authorised guarantee agreement are not complied with, the Guarantor will comply with them and will indemnify the Landlord against any loss it suffers as a result of any non-compliance.

8.2	Preservation of the Guarantee

The Guarantor’s obligations under sub-clause 8.1 are not affected by:

8.2.1	any indulgence, compromise or neglect in enforcing the Tenant’s obligations or any refusal by the Landlord to accept tendered rent;

8.2.2	any variation or waiver of any of the terms of this lease;

8.2.3	any partial surrender of this lease (and the Guarantor’s liability shall continue but only in respect of the Tenant’s continuing obligations);

8.2.4	any forfeiture of this lease, whether in whole or in part;

8.2.5	any legal limitation, immunity, incapacity, insolvency or the winding-up of the Tenant or by the fact that the Tenant otherwise ceases to exist;

8.2.6	any action taken by or on the Landlord’s behalf in contemplation of re-letting the Premises;

8.2.7	any other act or omission which, but for this provision, would have released the Guarantor from liability;

or any combination of any such matters.

8.3	No right to participate in security

The Guarantor may not participate in, or exercise any right of subrogation in respect of, any security held by the Landlord for the Tenant’s obligations.

8.4	Disclaimer

If this lease is disclaimed:

8.4.1
The Landlord may require the Guarantor at its cost to accept a new lease of the Premises on the same terms of, and containing the same agreements as, this lease (and, where any such term applies as at a particular date or period, as at the same date or period), as if this lease had not been disclaimed and as the terms have effect immediately before the disclaimer, for the residue of the Term, and with effect, from the date of disclaimer but the new lease shall omit this clause.

8.4.2	For the purposes of sub-clause 8.4.1:

(A)	the Landlord may notify the requirement to the Guarantor only within the period of three months commencing on the date of disclaimer;

(B)
if there are any matters outstanding under this lease immediately before it is disclaimed, they shall be determined between the Landlord and the Guarantor and be reflected, as appropriate, in the new lease;

(C)	the new lease shall be completed within 4 weeks after the date when the Landlord notifies the requirement to the Guarantor.

8.5	Forfeiture or the Tenant ceasing to exist

If this lease is forfeited or if the Tenant ceases to exist, the Landlord may require the Guarantor to:

8.5.1	accept a new lease of the Premises in accordance with sub-clause 8.4, as if it applies to forfeiture or the Tenant ceasing to exist and to the date of forfeiture or cessation; or

8.5.2
pay the Landlord an amount equal to the sum by which any money which would have been due from the Tenant pursuant to the Tenant’s obligations exceeds any money received by the Landlord in respect of the same type of obligation which may be undertaken by a third party, in both cases from the date of forfeiture or cessation until the earlier of the first date when all the Premises are re-let and income producing and the last day of the Term, and the Guarantor will comply with the relevant requirement.

8.6	Transfer of the reversion

The benefit of the Guarantor’s obligations under this clause will pass to a transferee of the Landlord’s reversion in the Premises without need for an express assignment.

IN WITNESS whereof this deed has been executed by the parties hereto and is intended to be and is hereby delivered on the date first above written.

SCHEDULE 1

(The Premises)

ALL THOSE office premises situate on the fifth floor and being part of the Building which are shown edged red on the Plan ALL which premises include:

1.
the interior coverings and interior facing materials of those parts of the external walls of the Building bounding the said premises and of the columns within the said premises and of the walls within the Building separating them from other parts of the Building;

2.	the fixed floor coverings and all materials lying between the upper surface of the structural floor slab and the floor surface;

3.	the ceilings, including all materials, light fittings and lights forming part of them, lying below the lower surface of the structural ceiling slab;

4.	all non-load bearing walls and partitions lying within the said premises;

5.	the doors and door frames within, and on the boundaries of, the said premises;

6.	subject to the exclusion in paragraph 10 of this schedule, the window glazing and window frames and other fenestration within the said premises; and

7.
all plant and other apparatus and conducting media which are designed to serve the said premises exclusively including any which the Landlord may permit under clause 4.14 but subject to paragraph 12 below, but exclude:

8.	all Service Media including all plant and other apparatus and conducting media which are designed to serve the said premises;

9.	the load bearing structure of the Building including the load bearing structure of the roofs, foundations, external and internal walls and columns and the structural slabs of the ceilings and floors;

10.
the external surfaces of the Building (except the external surfaces of any doors and door frames referred to in paragraph 5) and the whole of the window glazing and window frames and other fenestration constructed in the external walls and in the other boundaries of the said premises; and

11.	all other parts of the Building which are not comprised in any Lettable Unit;

12.	the Superior Landlord’s building management system, the Building’s fire alarm system and sprinklers; and

13.	the fan-coil units and associated pipes and ducts to the fan-coils located within the said premises.

SCHEDULE 2

(Easements and rights granted)

Each of the following, all of which are exercisable in common with others except to the extent any is referred to as being exclusive:

1.	The right in connection with the permitted use, subject to clause 6.3 and to compliance with the superior landlord’s reasonable rules and regulations (if any) for the exercise of such right:

1.1
for the Tenant, its servants and duly authorised agents and visitors, for the purpose only of using the Premises in accordance with this lease, to use the Common Parts for the purpose for which they are provided;

1.2	to use the Service Media; and

1.3
to use such lavatories in the Building as the Landlord or the Superior Landlord (as appropriate) shall reasonably designate and (if relevant) the Landlord shall be obliged to take all reasonable steps to procure that the Superior Landlord makes or procures such designations.

2.	The right of support, shelter and protection for the Premises from the other parts of the Building as are enjoyed by the Premises at the date of this lease.

3.
The right to use the refuse area in the Building as reasonably specified by the Superior Landlord and (if relevant) the Landlord shall be obliged to take all reasonable steps to procure that the Superior Landlord makes or procures such designations.

4.	The right to have displayed the name-plate or sign referred to in clause 4.14.2 but the Superior Landlord shall be entitled to relocate the name-plate or sign at any time.

5.
The right to install in the area edged red on Plan 2 annexed to the Superior Lease (or such other area on the roof of the Building as the Landlord shall from time to time designate) Tenant’s plant and equipment serving the Premises subject to the Landlord’s prior approval of the type and size of the equipment, the manner of its installation and its precise location which approval shall not be unreasonably withheld or delayed together with the right of access at all times to such area for inspection, repair and maintenance purposes provided that under no circumstances shall such plant or equipment once installed exceed in height the perimeter fence situated on the roof of the Building.

6.
The exclusive right to use the terraced area edged green on the Plan subject to observing such reasonable rules and regulations as to the use of such terrace as are notified to the Tenant by the Landlord from time to time.

7.	The right to use the Portman Square gardens in accordance with schedule 7.

8.	The right to pass and repass on foot only over and along the Shared Areas for the purposes of access to and egress from the Premises and the Common Parts.

SCHEDULE 3

(Exceptions and reservations)

1.
The right to build, alter or extend (whether vertically or laterally) any building on any adjacent premises of the landlord notwithstanding that access of light and air to the premises may be diminished.

2.
The right, at reasonable times on reasonable prior notice (except in an emergency), to enter the Premises as often as may be necessary for any purpose for which the Tenant agrees to permit entry and for all purposes in connection with carrying out the Services or complying with any Enactment.

3.
The right to use and to deal in any way with any Service Media located in or accessible only through the Premises for the benefit of any other part of the Building or any adjacent or neighbouring land.

4.	The right to erect and maintain scaffolding on or against any part of the Building so long as reasonable and sufficient means of accessing and servicing the Premises are maintained.

5.	All rights of light, air and other easements and rights enjoyed by the Premises from or over any other part or parts of the Building or any adjacent or neighbouring land.

6.	The right for any security staff employed by the Landlord or its agents to enter the Premises if it shall be considered necessary or desirable so to do for the security of the Building.

7.	The right at reasonable times on 48 hours prior written notice (except in an emergency) to pass and repass on foot only through the Premises:

7.1	between any two parts of the Shared Areas;

7.2
between the Landlord's Premises and the goods lift marked “Goods Lift” on the Plan (provided that the goods lift is only used for items which cannot reasonably or properly be transported by the passenger lift); and

7.3	in the event of fire or other emergency or emergency evacuation practice from the Landlord's Premises to the fire escape marked “Fire Escape” on the Plan.

such rights being reserved for the benefit of the Landlord's Premises and the premises demised by the Superior Lease and the Head Lease

Provided That:

(a)
entry shall only be effected upon such part or parts of the Premises as shall be reasonably necessary and only for such periods as are reasonably necessary and the person exercising such rights shall comply with the Tenant’s reasonable security requirements:

(b)	the persons exercising such right (and in default the Landlord) shall cause as little damage or inconvenience to the Premises and the Tenant or any other lawful occupiers as reasonably possible; and

(c)
the Landlord shall make good to the reasonable satisfaction of the Tenant any damage caused by such entry whether to the Premises or to the contents thereof and shall indemnify the Tenant against such loss thereby suffered by it.

SCHEDULE 4

(Rent and rent review)

1.	DEFINITIONS

In this schedule:

1.1	“Current Rent” means the amount of the Yearly Rent payable immediately before the Review Date ignoring any cesser of the Yearly Rent pursuant to paragraph 1.2 of schedule 6;

1.2
“Review Rent” means the yearly market rack rental value which might reasonably be expected to be payable, following the expiry of any period at the beginning of the term which might be negotiated in the open market for the purposes of fitting out, during which no rent, or a concessionary rent, is payable, if the Premises had been let in the open market by a willing lessor to a willing lessee with vacant possession, on the Review Date, without fine or premium, for a term of ten years from the Review Date, and otherwise upon the provisions (save as to the amount of the Yearly Rent but including the provisions for rent review at five yearly intervals) contained in this lease and on the assumptions that:

1.2.1	the provisions of this lease have been complied with (save in respect of the Landlord’s obligations where the Landlord is in persistent breach of the same);

1.2.2	the Permitted Use and the Premises comply with Planning Law and every other Enactment and that the lessee may lawfully implement and carry on the Permitted Use;

1.2.3	the Premises are fit for immediate occupation and operation of the Permitted Use;

1.2.4	the Premises have been completed to the standard described in the Specification;

1.2.5	no work has been carried out to the Premises which has diminished their rental value;

1.2.6	in case the Premises or the remainder of the Building or any part of it has been destroyed or damaged it has been fully restored;

1.2.7	the Net Internal Area of the Premises is 10,972 square feet,

1.2.8	but disregarding any effect on rent of:

(A)	the fact that the Tenant or other occupier or their respective predecessors in title has been or is in occupation of the Premises;

(B)	any goodwill attached to the Premises by the carrying on of any business in them;

(C)
any works carried out to the Premises during the Term by or on behalf of the Tenant or any permitted underlessee, in either case at its own expense pursuant to a licence granted by the Landlord and otherwise than pursuant to an obligation to the Landlord provided that the obligation to comply with all Enactments in clause 4.2 shall not be an obligation  to the Landlord for the purposes of this paragraph; and

(D)	the Tenant's Works (save for the Division Works) as defined in the Agreement for Lease dated 25 August 2009 made between the Landlord (1) and the Tenant (2).

1.3
“Review Surveyor” means an independent chartered surveyor appointed pursuant to paragraph 3.1 and, if he is to be nominated by The Royal Institution of Chartered Surveyors, it shall be requested to nominate an independent chartered surveyor having not less than ten years’ practice next before the date of his appointment and recent substantial experience in the letting and valuation of office premises of a similar character and quality to those, and in the locality, of the Premises and who is a partner or director of a leading firm or company of surveyors having specialist market and valuation knowledge of such premises.

2.	YEARLY RENT FROM REVIEW

The Yearly Rent from the Review Date until the end of the Term shall be the higher of:

2.1	the Current Rent; and

2.2	the Review Rent.

3.	FAILURE TO AGREE REVIEW RENT

If the Landlord and the Tenant have not agreed the Review Rent three months before the Review Date it shall, without prejudicing the Landlord’s and Tenant’s ability to agree it at any time, be assessed as follows:

3.1
the Review Surveyor shall, if his appointment is agreed,  be appointed by the Landlord and the Tenant to assess the Review Rent or, if his appointment is not agreed at any time, be nominated to assess the Review Rent by The Royal Institution of Chartered Surveyors on the application of the Landlord or the Tenant;

3.2	the Review Surveyor shall act as an arbitrator and the arbitration shall be conducted in accordance with the Arbitration Act 1996: and

3.3	if the Review Surveyor refuses to act, or is or becomes incapable of acting or dies, the Landlord or the Tenant may apply for the appointment of another Review Surveyor.

4.	PAYMENTS ON ACCOUNT

If the Review Rent has not been agreed or assessed by the Review Date, the Tenant shall:

4.1	continue to pay the Current Rent on account; and

4.2	pay the Landlord, within fourteen days after the Review Rent is determined and notified in writing to the Tenant:

4.2.1
any amount by which the Review Rent, for the period commencing on the Review Date and ending immediately before the quarter day following the date of payment, exceeds the Current Rent paid on account for the same period; and

4.2.2
interest, but calculated at 4% below the Stipulated Rate and in respect of each instalment of the Yearly Rent due for payment during the period referred to in paragraph 4.2.1, on the difference between the amount which would have been payable on the relevant quarter day, had the Review Rent then been determined, and the amount then paid on account (the interest being payable from the date on which the instalment was due up to the date of payment of the interest).

5.	RESTRICTIONS ON REVIEW

If an Enactment restricts the right to review rent or to recover an increase in rent otherwise payable then, when the restriction is released, the Landlord may, at any time within six months after the date of release, give the Tenant not less than one month’s notice requiring an additional rent review as at the next following quarter day, which shall for the purposes of this lease be a Review Date.

6.	MEMORANDUM

As soon as possible after any increase in rent is agreed or determined pursuant to this schedule, a memorandum recording the increase shall be signed on behalf of the Landlord the Tenant and the Guarantor (if any) respectively and exchanged between them.

SCHEDULE 5

(Covenants etc.)

Those contained in the title registers for title number NGL903755 so far as they subsist and relate to the Premises.

SCHEDULE 6

(Insurance and Uninsured Damage)

1.	INSURANCE

1.1	Tenant’s obligations

The Tenant agrees:

1.1.1
Not to do or omit anything by which any insurance policy, of which the Tenant shall have been provided with particulars, relating to the Building or any part of it becomes void or voidable or by which the rate of premium on such policy may be increased.

1.1.2
To comply with all requirements and reasonable recommendations of the insurers and to provide and maintain unobstructed, appropriate operational fire fighting equipment and fire notices on the Premises.

1.1.3
To notify the Landlord, without unreasonable delay, of any incidence of an Insured Risk or any Uninsured Damage on the Premises and of any other event which ought reasonably to be brought to the insurers’ attention.

1.1.4
If the Tenant or any person claiming title from it is entitled to the benefit of any insurance of the Premises, to cause all money paid under such insurance to be applied in making good the loss or damage for which it was paid.

1.1.5
If any damage is caused to the Building and any insurance money under the Superior Landlord’s insurance is irrecoverable because of a breach of the Tenant’s obligations, to pay the Superior Landlord on demand the whole of the irrecoverable insurance money.

1.1.6
If there is any deficiency in any insurance money received by the Superior Landlord in respect of the replacement of any damage or destruction referred to in paragraph 1.1.5 of Schedule 7 to the Superior Lease because the Tenant has failed to comply with its obligations under clause 4.12.3 to pay the Superior Landlord the amount of the deficiency in the insurance money.

1.1.7
To pay to the Superior Landlord on demand an amount equal to the total of all excess sums which the insurers are not liable to pay out on any insurance claim in respect of the Premises and which the Superior Landlord has paid in repairing damage to the Premises caused by an Insured Risk.

1.2	Rent Cesser

If:

1.2.1
the Premises (except any demountable partitioning, window blinds and wall or floor surface coverings not installed by or at the cost of the Superior Landlord and fixtures which are tenant’s trade fixtures) or the essential means of access to them are damaged by an Insured Risk, so that the Premises are incapable of occupation and use; and

1.2.2	payment of any insurance money has not been vitiated by a breach of the Tenant’s obligations,

the Yearly Rent and the Service Rent, or a fair proportion of them according to the nature and extent of the damage sustained, shall cease to be payable from the date when the damage occurred until whichever is the earlier of the date on which the Premises (except as set out in paragraph 1.2.1) and, if applicable, the essential means of access to them are made fit for substantial occupation and use and the date of expiry of the period for which loss of rent is insured by the Superior Landlord (not being less than five years) and any dispute about such cessation shall be determined by an arbitrator to be appointed, in default of agreement, on the application of the Landlord or the Tenant to The Royal Institution of Chartered Surveyors in accordance with the Arbitration Act 1996.

1.3	Ending of the lease following major damage

If the Premises or the essential means of access to them are damaged by an Insured Risk so that the Premises are incapable of occupation and use, this lease may be determined:

1.3.1	by the Tenant, but only if:

(A)	the Superior Landlord has not commenced the necessary replacement work by the expiry of 24 months after the date when the damage occurred; or

(B)	the necessary replacement work is not substantially complete by the expiry of the period for which loss of rent is insured,

and, in either case:

(C)	payment of any insurance money has not been vitiated by a breach of the Tenant’s obligations; and

(D)	it does not owe the Superior Landlord any debt under paragraphs 1.1.5 or 1.1.6 of this Schedule; and

(E)
it serves the Landlord, by the expiry of 26 months after the date when the damage occurred (if paragraph (A) applies) or by the expiry of the period for which loss of rent is insured (if paragraph (B) applies), with not less than three months prior notice to determine provided that such notice cannot be served if the reinstatement works have been completed; and

1.3.2	by the Landlord, but only if:

(A)
despite having used all reasonable endeavours to achieve a lawful commencement of the necessary replacement work by the expiry of the period specified in paragraph 1.3.1(A), the Superior Landlord was unable to do so; or

(B)	the necessary replacement work is not substantially complete by the expiry of the period for which loss of rent is insured,

and in the case of paragraphs (A) and (B):

(C)
it serves the Tenant, by the expiry of 28 months after the date when the damage occurred (if paragraph (A) applies) or by the expiry of the period for which loss of rent is insured (if paragraph (B) applies), with not less than 21 days’ prior notice to determine provided that such notice cannot be served if the reinstatement works have been completed.

1.3.3
Once a notice has been served under clause 1.3.1 or 1.3.2, it shall be irrevocable and, on the expiry of the notice, this lease shall determine without prejudice to any accrued rights of any party and the Superior Landlord shall be entitled to retain the insurance money.

1.3.4	For the purposes of this clause, reinstatement work:

(A)	commences when it would be treated as commencing under Section 56 of the Town & Country Planning Act 1990 but work of demolition does not, of itself, signify commencement; and

(B)	is substantially complete when any person, appointed by the Landlord to certify its completion, certifies that it is complete, whether by issue of a certificate of practical completion or otherwise.

1.3.5	Time is of the essence of the periods referred to in this clause.

2.	OPTION TO DETERMINE FOLLOWING UNINSURED DAMAGE

2.1
If there is Uninsured Damage such that the Premises or the essential means of access to them are damaged so that the Premises are incapable of occupation and use and the Superior Landlord by service of notice in writing (an “Election Notice”) on the Landlord following the date on which such Uninsured Damage occurs elects to rebuild or reinstate the Premises and the Common Parts at its own cost;

2.1.1	paragraph 1.2 shall apply as if the Uninsured Damage had been damage by an Insured Risk which occurred on the date on which the Election Notice is served; and

2.1.2
paragraph 1.3 shall apply as if the Uninsured Damage had been damage by an Insured Risk but substituting for the words “after the date when the damage occurred” in paragraphs 1.3.1(A) and (E) the words “after the date on which the Election Notice is served”.

2.2
If the Superior Landlord has not served an Election Notice within 12 months following the date on which Uninsured Damage occurs (time being of the essence) in accordance with paragraph 2.1 either the Landlord or the Tenant may at anytime thereafter (unless in the meantime the Superior Landlord serves an Election Notice) forthwith determine this lease (but without prejudice to any claim by either party in respect of any antecedent breach of covenant).

3.	TERMINATION OF SUPERIOR LEASE

This lease shall also terminate if the Superior Lease is terminated pursuant to any of the provisions contained in Schedule 7 to the Superior Lease.

4.	RETENTION OF INSURANCE PROCEEDS

On the termination of this lease pursuant to paragraphs 1.3 or 2 or 3 the Superior Landlord may retain for its exclusive benefit the proceeds of the insurance.

SCHEDULE 7

(Garden Rate)

1.
In consideration of the covenants and conditions hereinafter reserved and contained and on the part of the Tenant to be observed and performed the Landlord grants or procures the grant to the Tenant of the right to use in connection with the Premises (in common with the other persons to whom a like right may be granted by the head landlord or the Superior Landlord or the Landlord or other owners or trustees of the garden as hereinafter defined) the (the “Garden”) (the garden of Portman Square) for the purpose of recreation and leisure for the term such purposes however to be subject to the rules and regulations for the use and good management of the Garden as hereinafter provided.

2.
The Tenant covenants with the Landlord that the Tenant will conform to and observe all Enactments and all rules and regulations made as hereinafter provided for the maintenance and use of the Garden and will not admit into the Garden any person not entitled to the use of the same.

3.	The Tenant agrees that:

3.1
the said rules and regulations may provide for the exclusion from the use and enjoyment of the Garden of the Tenant or any other person who would otherwise be entitled to such use under the foregoing grant in case of default in payment of the Garden Rate or of other wilful breach of such rules and regulations or any of them;

3.2
the Tenant may in the exercise of the right hereby granted allow such other persons as may be authorised by it to use the Garden subject to the terms and conditions here mentioned provided that the Tenant will indemnify the Landlord in respect of any loss or damage caused by such persons so authorised;

4.	Rules and Regulations

The Tenant agrees that:

4.1
The use of the Garden is reserved exclusively to the Head Landlord and its lessees and sub-lessees and their licensees of the premises fronting to or abutting on Portman Square and their families and to any other persons to whom the Clerk of the Garden in his discretion may allow access.

4.2
No persons other than those having the right of entrance shall be entitled to hold or possess a key of the Garden gates and no person so entitled shall permit his key to be given or lent to or used by any person other than the members of his family.  Every person entering the Garden shall at the request of the gardener produce his key and give his name and address.

4.3	Young children must be accompanied by a nurse or other responsible person.

4.4
No person shall climb damage pull down or destroy any of the trees shrubs or plants or pluck the flowers in the Garden or break deface or injure any of the seats or any other property belonging thereto or wilfully cut up or injure the surface of the gravel walks or lawns or trample on or injure the beds or place or leave any obstructions or things on the walks or elsewhere.  No person shall leave the gates open.

4.5	Bicycles or tricycles are not allowed in the Garden.

4.6	Stone throwing and noisy and disorderly conduct and every other practice likely to annoy the residents or to interfere with the quiet use and enjoyment of the Garden is forbidden.

4.7
No carpets rugs doormats or other articles shall be beaten shaken cleaned or dusted in any part of the Garden.  No dust or rubbish shall be swept or thrown or paper scattered on any part of the Garden or on the railings or gates thereof.

4.8	Only dogs in the charge of owners or their representatives are allowed in the Garden and they must be under control and kept on a lead at all times.

APPENDIX 1

(Premises Plan Building Plan)

APPENDIX 2

(Part I of schedule 5 to Superior Lease)

“(Services to be provided by the Landlord in accordance with the principles of good estate management, to at least a reasonable standard and at a commensurate reasonable cost pursuant to clause 5.2)

1.
Inspecting, maintaining and repairing, altering, rebuilding and renewing and, where appropriate, treating, washing down, painting and decorating all parts of the Building described in paragraphs 8 to 11 of schedule 1.

2.
Inspecting, servicing, maintaining and repairing, renewing, overhauling and replacing all apparatus, plant, machinery and equipment within the Building which is at any time not serving any Lettable Unit exclusively.

3.	Inspecting, maintaining, repairing, cleansing, emptying, altering and renewing all Service Media.

4.	Providing, maintaining, operating, renewing and replacing any fire alarms and ancillary apparatus and fire prevention and fire fighting equipment and apparatus in the Common Parts.

5.	Keeping the Common Parts properly cleansed, treated, maintained, repaired and adequately lit.

6.	Providing such mechanical ventilation, heating and cooling for such parts of the Building and for such hours and times of the year as the Landlord shall determine.

7.	Providing and maintaining any architectural or ornamental features or murals and any plants, shrubs, trees or garden area in the Common Parts and maintaining the same.

8.
Supplying, whether by purchase or hire, and maintaining, renewing, replacing, repairing and servicing all fixtures and receptacles, appliances, materials, equipment, plant and other things reasonably necessary for the maintenance, upkeep or cleanliness of the Building or any part of it or otherwise in connection with the provision of the Services.

9.
Cleaning as frequently as shall be reasonably necessary the exterior and interior of all window glazing and window frames and other fenestration units in the Common Parts and the outside of the window glazing referred to in paragraph 10 of schedule 1.

10.	Providing a security service to the Common Parts.

11.	Collecting, and if appropriate treating or packaging, and disposing of refuse from the Building and the provision, repair, maintenance and renewal of any plant and equipment in connection with it.

12.	Maintaining during Normal Business Hours an adequate supply of hot and cold water and supplying washing and toilet requisites in the lavatory accommodation in the Common Parts.

13.	Implementing any infestation control in the Common Parts.

14.	Providing one or more commissionaires in the ground floor entrance lobby of the Building during Normal Business Hours.

15.	Any other services relating to the Building or any part of it provided by the Landlord from time to time which shall be:

15.1	reasonably capable of being enjoyed by the occupier of the Premises; or

15.2	reasonably calculated to be for the benefit of the Tenant and other tenants of the Building; or

15.3	appropriate for the maintenance, upkeep or cleanliness of the Building; or

15.4	otherwise in keeping with the principles of good estate management,

and any reference in this schedule to renewal includes renewal, in accordance with the principles of good estate management, of the relevant part of the Building which is beyond its natural life even though it is not malfunctioning.”

APPENDIX 3

(Part II of schedule 5 to Superior Lease)

“(All undermentioned costs to be properly incurred in accordance with the principles of good estate management)

1.
All fees and disbursements of any individual, firm or company retained by or on behalf of the Landlord or its agents in connection with discharging management functions in respect of the Building and the provision of the Services, including managing agents' fees.

2.
The reasonable fees of the Landlord for any of the Services or for the functions and duties referred to in paragraph 1 of this part of this schedule which shall be undertaken by the Landlord and not by a third party.

3.
The cost (in addition to any fees referred to in paragraph 2 and where the context permits paragraph 1 of this part of this schedule) of employing (whether by the Landlord or any managing agents or any other individual or firm or company) such staff as the Landlord may consider appropriate for the performance of the Services and the functions and duties referred to in paragraph 1 of this part of this schedule and all other incidental expenditure in relation to such employment including, without prejudice to the generality of the foregoing:

3.1	salaries, wages, pensions and pension contributions, benefits in kind and other emoluments and National Insurance and other statutory contributions or levies;

3.2	the provision of uniforms and working clothing;

3.3
the provision of vehicles, tools, appliances, IT and communications equipment, furniture cleaning and other material fixtures, fittings and other equipment for the proper performance of their duties and a store for housing the same; and

3.4	a reasonable notional rent for any premises reasonably provided rent-free for every such person's use occupancy or residence.

4.	The cost of entering into any contracts for the carrying out of all or any of the Services.

5.	All rates and other outgoings which are now or during the Term shall be assessed on:

5.1	the whole of the Building, where there is no separate assessment on or for a Lettable Unit;

5.2	the whole or any part of the Common Parts;

5.3	any residential accommodation provided for staff employed in connection with the Building and any other premises provided as referred to in paragraph 3.4 of this part of this schedule,

excluding any tax (other than VAT) payable by the Landlord as a direct result of any actual or implied dealing with the reversion of any lease or of the Landlord's receipt of income.

6.
The cost of the supply of electricity and other fuel for the provision of the Services and the cost of any electricity generating, transforming, monitoring, metering and distribution plant, machinery and equipment in or servicing the Building.

7.
The cost which the Landlord may be called upon to pay as a contribution towards the expense of making, repairing, maintaining, rebuilding and cleansing any ways, roads, pavements or structures, Service Media or anything which may belong to or be used for the Building or any part of it exclusively or in common with other neighbouring or adjoining premises.

8.
The cost of taking all steps for complying with or making representations against or otherwise contesting the incidence of the provisions of any Enactment relating to or alleged to relate to the Building or any part or it for which any tenant is not directly and exclusively liable.

9.	The cost to the Landlord of any payments made pursuant to clause 4.4.2 of the Head Lease.

10.	The cost to the Landlord of abating any nuisance in or at the Building or any part of it insofar as the same is not the liability of any tenant.

11.	The cost of making such provision (if any) for anticipated expenditure in respect of any of the Services as the Landlord shall consider appropriate.

12.	Any interest and fees in respect of money borrowed to finance the provision of the Services and the costs referred to in this part of this schedule or any of them.

13.
Any VAT (or any tax of a similar nature which may be substituted for or levied in addition to it) incurred by the Landlord on any other amount comprised in the Service Cost, save to the extent that the Landlord obtains credit for such VAT incurred by the Landlord pursuant to sections 24, 25 and 26 Value Added Tax Act 1994 or any regulations made thereunder.

14.	All other costs incurred in connection with the provision of the Services.”

APPENDIX 4

(Specification)

SIGNED AS A DEED by WELLS FARGO         )
& COMPANY a company incorporated              )
in Delaware, USA acting by Donald E Dana       )
                       being a person who, in                    )
accordance with the laws of that territory, is      )
acting under the authority of the company        )

/s/ Donald E. Dana
Authorised signatory

SIGNED AS A DEED by COSTAR UK               )
acting by two directors or one director and        )
the company secretary                                           )

/s/ Paul Marples
Director

/s/ Matthew Green
Director/Secretary